EXHIBIT 99.1

HCC TO SELL COMMON STOCK

Houston (November 29, 2004)...

     HCC Insurance Holdings, Inc. (NYSE symbol: HCC) announced today it has entered into an underwriting agreement with Citigroup Global Markets, Inc. (as sole book-running manager), Raymond James Associates and Advest, Inc under which it has agreed to sell 3,000,000 shares of common stock. Pursuant to the underwriting agreement, HCC has granted the underwriters an overallotment option to purchase an additional 450,000 shares. Closing of the common stock offering is expected to occur on December 2, 2004.

     The Company intends to use the net proceeds of the common stock offering for general corporate purposes, including repayment of debt and to fund certain pending and future acquisitions.

     A copy of the prospectus meeting the requirements of Section 10 of the Securities Act of 1933 may be obtained from Citigroup Global Markets, Inc., Attn: Prospectus Department, 140, 58th Street, 8th Floor, Brooklyn New York 11220 or by calling (718) 765-6732.

     A registration statement relating to these securities has been filed and declared effective by the Securities and Exchange Commission. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Company’s securities, nor shall there be any sale or an offer to buy these securities in any state in which such offer or solicitation would be unlawful prior to registration or qualification under the securities laws of any such state.

     HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets of more than $5 billion, shareholders’ equity of over $1 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A.M. Best Company.

     For more information, visit our website at www.hcch.com.

Contact:	L. Byron Way, Vice President HCC Insurance Holdings, Inc. Telephone: (713) 690-7300

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.